Exhibit 99.2

Mike:

Thank you, ___________, and welcome everyone to National Research Corporation’s 2016 first quarter conference call. My name is Mike Hays, the Company’s CEO. Joining me on the call today is Kevin Karas, our Chief Financial Officer.

Before we continue, I would ask Kevin to review conditions related to any forward-looking statements that may be made as part of today’s call.

Kevin.

Kevin :

Thank you, Mike.

This conference call includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the facts that could affect the Company's future results, please see the Company's filings with the Securities and Exchange Commission. With that, I’ll turn it back to you, Mike.

Mike:

Thank you, Kevin. And again, welcome everyone.

Demand for our products and services continued to accelerate in the first quarter which, in part, contributed to our expanded operating margins. For more detail on our financial performance, I will turn the call over to Kevin.

Kevin

Thank you, Mike.

Net new sales of $5.9 million were added in the first quarter 2016, compared to $5.0 million in the first quarter 2015. Total contract value for the first quarter 2016 totaled $111.3 million. Subscription-based revenue agreements represented 90% of the total contract value.

First quarter 2016 revenue was $27.9 million, an increase of 6% over the first quarter 2015. Revenue for the first quarter 2016 adjusted for the sale of our clinical workflow solution, grew at an 8% rate over the first quarter of 2015.

Consolidated operating income for the first quarter 2016 was $8.0 million or 29% of revenue, compared to $5.8 million, or 22% of revenue for the same period last year.

Total operating expenses for the first quarter 2016 were $19.9 million, down from $20.4 million in the first quarter of 2015.

Direct expenses decreased to $11.5 million for the first quarter 2016, compared to $11.8 million for the same period in 2015. Direct expenses as a percent of revenue for the first quarter were 41% in 2016 compared to 45% in 2015.

The decrease in direct expenses in 2016 is attributed to several factors. First, 2015 first quarter expenses included approximately $260,000 of incremental costs related to the Digital Assent acquisition that were not included in 2016. Second was an improvement in our variable cost of product driven by data collection cost efficiencies. Finally, higher relative revenue growth rates in our higher margin offerings also contributed to overall gross margin improvement.

Direct expenses are expected to be 42% of revenue for the full year in 2016.

Selling, general and administrative expenses decreased to $7.4 million, or 26% of revenue for the first quarter 2016, compared to $7.6 million or 29% of revenue for the same period in 2015.

The decrease in SG&A expenses is primarily a result of the write-off of a purchase option in the amount of $657,000 that was included in first quarter 2015 expenses.

SG&A expenses are expected to be in the 26-27% of revenue range for the full year in 2016.

Depreciation and amortization expense for the first quarter was $1.0 million in both 2016 and 2015. Depreciation and amortization expense as a percent of revenue is expected to be 3% for the full year in 2016.

The provision for income taxes totaled $2.8 million for the first quarter 2016, compared to $2.3 million for the same period in 2015. The effective tax rate was 35.4% for the first quarter 2016, compared to 39.8% for the fourth quarter 2015. This decrease was primarily due to the unfavorable impact of a capital loss valuation allowance that was recorded in the first quarter of 2015. The effective income tax rate is expected to be 35.5 to 36% for the full year 2016.

Net income for the first quarter was $5.2 million in 2016, compared to $3.5 million in 2015. Combined non-GAAP diluted earnings per share was $0.21 for the first quarter 2016 compared to $0.14 in 2015.

With that I’ll turn the call back to Mike.

Mike:

Thank you, Kevin.

The most notable trend in our business is the increasing acceptance for our portfolio of solutions which is driving the financial performance Kevin reviewed with us. Heavy investment continues in our strategy of creating value across the care continuum at the enterprise-wide level. Unlike others that offer point solutions to one functional buyer, our product portfolio cascades across multiple use cases related to improving the customer’s experiences and driving revenue. This point of differentiation creates tangible uniqueness unmatched by any other provider of single point solutions.

The market’s adoption of our product strategy is increasingly shifting spend from the more contemporary approaches of patient satisfaction measurement to a more holistic approach of improving service quality, patient engagement and customer loyalty which, in turn, drives increased revenue.

If this trends continues, which we believe it will, the landscape of our industry will be unrecognizable in today’s context in a relatively short period of time.

In summary, we will continue investing against the opportunity to change the rules and capitalize on these emerging trends.

_______________, I would now like to open the call to questions.

Closing Statement – Mike:

Thank you for your time today. We look forward to reporting our progress next quarter.

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